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                                                                  EXHIBIT 2.2(b)


                             JJ Acquisition Corp.
                            Norton McNaughton, Inc.
                              463 Seventh Avenue
                           New York, New York 10018

                                    June 18, 1998


Jeri-Jo Knitwear Inc.
Jamie Scott, Inc.
Stockholders of Jamie Scott, Inc.
c/o Currants
1407 Broadway
Suite 2909
New York, New York 10018

          Re: Agreement of Purchase and Sale dated as of April 15, 1998, as amended (the "Agreement"), by and among JJ Acquisition Corp., Norton McNaughton, Inc., Jeri-Jo Knitwear Inc., Jamie Scott, Inc. and the Stockholders of Jamie Scott, Inc.
                       ---------------------------------


Ladies and Gentlemen:

          Reference is made to the Agreement; capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Agreement as set forth herein.

          1. Section 13.15 of the Agreement is hereby amended to delete the references therein to "Leonard Schneider" and replacing them with references to "Susan Schneider." In addition, all references to "Leonard Schneider, as the Stockholder Representative" in Exhibits F and G to the Agreement are hereby replaced with references to "Susan Schneider, as the Stockholder Representative."

          2. Section 8.04(b) of the Agreement is amended to read in its entirety as follows:

     "(b) If the Agreement does not terminate and the Closing occurs, on the Closing Date, upon receipt by the Escrow Agent of a notice from the Purchaser, Norton and the Companies that the Closing is occurring (which notice the parties hereto agree to give to the Escrow Agent), the Escrow Agent shall release (i) the entire Escrow Deposit to the Companies, which entire Escrow Deposit shall be applied toward the Closing Purchase Price and (ii) any and all interest and other earnings on the Escrow Deposit to the Purchaser or Norton."


          3. Norton hereby agrees, promptly following its obtaining knowledge thereof, to give notice to the Stockholder Representative of the occurrence of an Acceleration Event, provided that the failure to give such notice shall not effect the Companies' and the Stockholders' rights under the Agreement or Norton's or the Purchaser's obligations under the Agreement.

          4. The definition of "EBITDA" set forth in Section 14.01 of the Agreement shall be amended by deleting the last sentence thereof (which sentence was added to the Agreement by the Amendment to the Agreement dated May 27, 1998) and by adding the following sentence at the end of such definition:

          "Notwithstanding anything to the contrary contained in this definition, "EBITDA" shall not include any expenses, costs, settlements, arbitration awards or judgments incurred by the Purchaser, if any, in connection with the events which are the subject of clause (vii) of Section 2.02(C) hereof."

          5. Section 1.01(b) of the Agreement is hereby amended to add to such subsection a new clause (viii) thereto and the additional following language:

          "(viii) subject to the terms and conditions set forth in this subsection (b) below, all causes of action, actions, claims and rights of any kind of either of the Companies against Club Italia, Inc., Sixty S.p.A. or any related or affiliated Person of either Club Italia, Inc. or Sixty S.p.A. (collectively, "Sixty") arising out of or related to the alleged use by Sixty of the name "Energie" or "L'Energia" to sell clothing.
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The parties hereto understand and agree that the Companies propose to commence litigation against Sixty, including for alleged infringement by Sixty through the Closing Date against the registered trademark "Energie" (the "Litigation"). It is further understood and agreed by the parties hereto that any and all settlements, judgments or other amounts payable by Sixty to the Companies and/or the Stockholders and arising out of the Litigation shall be exclusively the property of the Companies and Stockholders (the "Amounts"), and that any and all costs, expenses and other amounts (whether by settlement, judgment or otherwise) expended or to be expended by the Companies (or either of them) or by any of the Stockholders in connection with the Litigation (including without limitation, legal costs, costs of experts or any other third party costs) arising out of or relating to the Litigation (and any counterclaims by Sixty, including against Norton or the Purchaser) shall be exclusively the obligation and responsibility of the Companies and the Stockholders, on the one hand, and not of Norton or the Purchaser, on the other hand (the "Costs"). Neither the Amounts nor the Costs shall be included in the calculation of EBITDA for purposes hereof. Norton and the Purchaser agree to reasonably cooperate with the Companies and the Stockholders in connection with the Litigation. Notwithstanding anything to the contrary contained herein, the Companies and the Indemnifying Stockholders, jointly and severally, hereby agree to indemnify and hold harmless each of the Purchaser Indemnified Parties from and against any and all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of the Litigation, any related matters, actions or claims, or any counterclaim or other claim made by Sixty against any of the Purchaser Indemnified Parties, including without limitation, arising out of the ownership and/or use after the Closing by the Purchaser of the trademark "Energie," including by Set Off. Notwithstanding anything to the contrary contained herein, nothing in the subsection (b) shall grant any rights or entitlements to the Companies or the Stockholders with respect to the ownership or use of, or goodwill associated with, the trademark "Energie"; such trademark and the goodwill associated therewith being an Asset hereunder.

          6. Following the Closing Date, Norton and the Purchaser agree to investigate, and to reasonably cooperate with the Stockholders in investigating, the feasibility and benefits arising out of the establishment of a separate importing subsidiary, which subsidiary would act in such capacity for the Purchaser and the other operating subsidiaries of Norton.

          7. Except as amended hereby, the Agreement is ratified and confirmed in all respects by the parties hereto. Nothing herein shall confer or be deemed to confer any right, remedy, benefit or entitlement on any third-party. This amendment shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles, and may be executed in counterparts, including by telecopy, each of which shall be deemed an original, all of which taken together shall constitute one and the same amendment.

                            *          *          *

                                     Very truly yours,

                                     JJ ACQUISITION CORP.
                                     NORTON MCNAUGHTON, INC.

                                     By:______________________________
                                        Name:
Agreed as of the date
above written:

JERI-JO KNITWEAR INC.

By:____________________________
   Name: Leonard Schneider

JAMIE SCOTT, INC.

By:____________________________
   Name: Susan Schneider

By:____________________________
   Susan Schneider

_______________________________
   Leslie Schneider

_______________________________
   Scott Schneider